NOVEMBER 11, 2013 / 10:00PM GMT, ESE –

Q4 2013 ESCO Technologies Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kate Lowrey Esco Technologies Inc - Director of IR

Vic Richey Esco Technologies Inc - Chairman & CEO

Gary Muenster Esco Technologies Inc - VP & CFO

CONFERENCE CALL PARTICIPANTS

Kevin Maczka BB&T Capital Markets - Analyst

John Tanwintang CJ Securities - Analyst

John Quealy Canaccord Genuity - Analyst

PRESENTATION

Operator

Good day, and welcome to the Q4 2013 Esco Technologies Inc. earnings conference call. Today's call is being recorded. With us today are Vic Richey, Chairman and CEO, Gary Muenster, Vice President and CFO. And now to present the forward-looking statement, I would like to turn the call over to Kate Lowrey, Director of Investor Relations. Please go ahead.

Kate Lowrey - Esco Technologies Inc - Director of IR

Thank you. Statements made during this call regarding the success, timing, results, and use of proceeds of the Aclara divestiture process, the write-down of Aclara's goodwill, 2014 EPS from continuing operations as adjusted, sales and EBIT growth, margin, EBIT, liquidity, growth, profits, future acquisition efforts the schedule and cost of the Crissair move, the benefits from previous consolidations and restructuring initiatives, and other statements which are not strictly historical are forward-looking statements within the meaning of the Safe Harbor provisions of the federal securities laws. These statements are based on current expectations and assumptions, and actual results may differ materially from those projected in the forward-looking statements.

Due to risks and uncertainties that exist in the Company's operations and business environment, including but not limited to the risk factors referenced in the Company's press release issued today, which we filed as an exhibit to the company's Form 8-K to be filed. We undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition, during this call the Company may discuss some non-GAAP financial measures in describing the Company's operating results. A reconciliation of these measures to their most comparable GAAP measures can be found in the press release issued today, and found on the Company's website at www.escotechnologies.com under the link investor relations. Now I'll turn the call over to Vic.

Vic Richey - Esco Technologies Inc - Chairman & CEO

Thanks Kate, and good afternoon. 2013 turned out to be quite an interesting year for Esco. We made several significant decisions during the past year, which will result in a different Esco going forward. These actions were taken to position us for continued growth in the future, as well as providing more predictability and higher profitability. These are difficult decisions because they have a direct impact on our employees, but they are necessary to ensure our overall success. I will take a few minutes to status you on these major initiatives.

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We closed the Doble Lemke operations in Germany, due to their significant underperformance, and we relocated their products and IP to existing lower cost locations. This activity was completed as of September 30, and was done on budget and on schedule. The restructuring process was a significant distraction for the Doble team, and I'm certain they look forward to focusing their efforts on growing the rest of their businesses.

Our second major initiative was a consolidation of our domestic Test business, specifically the shutdown and relocation of our manufacturing facility in Glendale Heights, Illinois. We simply had too big of a footprint, which was negatively impacting our operating margins. This activity was largely completed midyear, on schedule and again on budget. The great news is, we are seeing the improved margins that we expected. As you will see in our 2014 projections, we are anticipating significantly improved margins year over year in Test.

Lastly, I will discuss our decision to divest the Aclara business. We talked at length on our last call about the rationale for this decision, and we remain convinced that this is right decision for the Company. Since the process is active, it would not be prudent to discuss any specifics at this time. We hoped to have this process completed by now, but as stated in the press release, it is taking longer than anticipated. Our goal is to have the best outcome, which doesn't necessarily translate to the quickest outcome.

As I mentioned earlier, all of these actions were taken with 2014 and beyond in mind. As we enter 2014, our continuing operations are well positioned for success. All of our businesses have truly differentiated technology and market leading positions. As a result of the restructuring actions in 2013, are much leaner.

While we are currently in a very comfortable position from a leverage perspective, assuming the Aclara transaction is completed, we will be in an even stronger liquidity position. This provides us with the ability to augment our organic growth with acquisitions around our core businesses. As noted in our release, in 2014 we anticipate sales growth in the high single digits and double digit EBIT growth. Given the current economic environment, we think this is solid performance. I will now turn it over to Gary for a few specific comments about the financials, and we will then be happy to answer any questions.

Gary Muenster - Esco Technologies Inc - VP & CFO

Thanks, Vic. As discussed during our Q3 earnings call, the decision to divest Aclara changed our financial statement presentation to reflect Aclara as discontinued operations in the P&L and assets held for sale on the balance sheet. Aclara remains in discontinued operations and held for sale in Q4. Due to a few open items surrounding the various bids and the projected valuation of Aclara's net assets, primarily goodwill, we will report their results in discontinued operations with the filing of our 10-K later this month as we develop more certainty surrounding this calculation. As noted in the discontined operations section of this release, we do expect to write-down the carrying value of the goodwill.

The guidance we provided in August for the remainder of 2013 was based on EPS from continuing operations, as adjusted. The Q4 earnings release is prepared in a similar format, and my commentary will follow these results. As a reminder, EPS from continuing operations as adjusted excludes Aclara and certain costs associated with the Test segment facility consolidation completed earlier this year, as well as the Doble Lemke facility closure, which was completed as of September 30. As Vic noted, both actions were completed on time and on budget, and we expect to see the benefits of these actions going into 2014.

Our previous expectations of EPS from continuing operations as adjusted were in the range of $1.35 to $1.45 per share, and we exceeded our expectations as we closed the year at $1.47 per share on a comparable basis. We beat the top end of our range as a result of solid performance across all three operating segments. I will call out a few highlights from the release to allow you to better understand the underlying results of the business going forward on a continuing operations basis.

Q4 sales increased 17% over prior year with all three segments contributing. Test sales increased 22%, Filtration increased 17%, and Doble increased 10%. For the year, sales increased $11 million, with increases in Filtration and Doble partially offset by lower Test sales driven by the timing of large projects year over year. We are pleased to see gross margin percentages increase in 2013 over 2012 in both the quarter and the full year, and we are currently running at a 40% margin rate.

When calling out Q4 highlights, clearly our adjusted EBIT margins were outstanding. Doble's adjusted EBIT margin was an exceptional 29%, Test's adjusted EBIT margin set a record coming in at over 17%, and Filtration came in strong at 20%. Doble's Q4 margin was unusually high as a result of a significant increase in sales volume resulting from the catch-up of business previously delayed from the East Coast storm earlier in the fiscal year. Q4 Test margins were also favorably impacted by their significant sales volume, as well as seeing the impact of lower costs post-restructure. Filtration delivered on its 20% commitment, and we are extremely pleased with the early contributions from the recently acquired Canyon Engineering.

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At the bottom line, in Q4 this year we reported $0.59 of EPS from continuing operations as adjusted, which compares to $0.35 in Q4 of 2012. For the full year, we reported $1.47 compared to $1.29 from continuing operations as adjusted. On the cash flow and balance sheet front, we ended the quarter with a strong balance sheet, as our net debt to balance was $129 million with $43 million of cash and $172 million of gross debt. Our leverage ratio remains low with continued favorable pricing on the debt. On a continuing operations basis, we recorded $517 million in orders, for a 1.05 book-to-bill and our backlog of $272 million grew $26 million, or 11% from the start of the year. This opening backlog positions us for growth as we enter 2014.

Consistent with our fiscal 2013, our 2014 guidance is based on EPS from continuing operations as adjusted, which again excludes Aclara and backs out approximately $2 million in anticipated charges to complete the move from Crissair's leased facility in Palmdale to the facility we purchased with Canyon. We expect to complete this move before the end of the fiscal year. As noted in the release, management expects 2014 EPS from continuing operations as adjusted to be in the range of $1.50 to $1.60 per share, and I will be happy to address any specific financial questions during the Q&A. And now I will turn it back over to Vic.

Vic Richey - Esco Technologies Inc - Chairman & CEO

We are ready to take any questions you have.

QUESTION AND ANSWER

Operator

( Operator Instructions )

Kevin Maczka, BB&T capital markets.

Kevin Maczka - BB&T Capital Markets - Analyst

First question, Vic. If we can touch on visibility. Of course you're guiding 2014 for the first time now, and in the past with Aclara in the mix, it was always a bigger backlog business, but yet visibility there was never as good. So that should be improved now.

I am just wondering, with the revenue guidance that you are giving here with a backlog that is only about half of the revenue you expect for the year. Can you talk about the visibility you have there in general and your confidence level in that guidance?

Vic Richey - Esco Technologies Inc - Chairman & CEO

Yes, we feel good about it. Obviously, we are off to a new start here. We really wanted to make sure that we are able to hit the numbers we put out there.

We've had some struggles, obviously, with Aclara and doing that over the last year or so. As we look at going into this year, we feel very good about the backlog levels that we have. They do give us a lot of visibility.

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The businesses that we have now do turn a lot quicker, turn the backlog, or turn the orders I should say, into sales much quicker than Aclara did in some cases. So I would say the level of backlog shouldn't give anybody any concerns. In fact, if you look at the backlog going into this year versus last year, I would say that we grew the backlog about 11%. So we should be in good position there.

Kevin Maczka - BB&T Capital Markets - Analyst

Vic I know these, especially Doble and Filtration, these are typically very macro-sensitive businesses, but can you talk about that? What kind of expectations do you have there? Or are there some specific projects that you have got or are planning on that are driving this growth?

Vic Richey - Esco Technologies Inc - Chairman & CEO

It is very project specific, I would say, particularly — there are two things. If you look at the Filtration business, it is really the ability to be on the platforms that we are on.

We kind of understand the build schedules for those, whether they be on the aerospace side or the space side. So those are very projects-specific for specific airframes or spacecraft. We know where those are coming.

If you look at a Doble growth that we are seeing, it is a manifestation of the investment that we've made in new products over the last couple of years, and having that uptick in these new products and in our current markets, and we're seeing that happen. Additionally, we are starting to get some traction with some of the new international locations that we have put in place over the last year as well. I would say that it is not — we're not dependent on some significant growth in one market or the other, as much as very specific things that we have identified that we have good insight into happening.

Kevin Maczka - BB&T Capital Markets - Analyst

Vic, if I could ask one question on margins. The Doble and the Filtration margins are high already, but I am wondering with high single digit revenue growth, is there something going on there in the mix or elsewhere that we wouldn't see more leverage on the operating margin line, as we have that kind of growth on the top?

Vic Richey - Esco Technologies Inc - Chairman & CEO

Yes. Really the thing you always end up looking at there is if there is some change in mix that would keep that from going up dramatically, and there is some of that. Again, we've got pretty good margin levels there already. The thing that we are also seeing, again, as we get some of this consolidation completed, we're seeing those margins come through.

The $2 million that Gary alluded to that we are spending to move the Crissair products down to Canyon is going to also yield something, and that will really hit in 2015, but it will take us the majority of this year to complete that move. The only reason it takes that long is not because it is hard to physically move the product, but it is just the licensing, permitting that has to be done in LA County is a little complicated and bureaucratic, to say the least.

So that is really the driving factor on its move. We would love to get it done in the next three months, and if it were totally up to is, we would get that done, start achieving those savings, but that is a little bit out of our control.

Gary Muenster - Esco Technologies Inc - VP & CFO

Kevin, this is Gary. Let me add one other thing on the mix. We have been talking about a couple of platforms that we won a couple of years ago, primarily the Airbus A350.

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We start shipping product there, as well as the ramp-up of Boeing's Dreamliner, and what happens in what is calls low rate initial production, you're not maximizing the factory throughput.

So when the A350 and Dreamliner start stepping up, and then there is a new business jet that we won some of the filtration elements on. When you're in that low rate run rate, your margins are compressed because obviously you're eating a little bit of overhead there again.

So it's low volumes, which then obviously in 2015 and 2016 when they ramp up, they reverse themselves. You are getting a little bit of platform impact on some initial launches, which we are excited about. But in that first year, you get a little ding on the overhead absorption.

Kevin Maczka - BB&T Capital Markets - Analyst

That's helpful, Gary. And when do those shipments start for the A350 and the Dreamliner?

Gary Muenster - Esco Technologies Inc - VP & CFO

Second half of 2014, fiscal 2014.

Operator

John [Tanwintang], CJ Securities.

John Tanwintang - CJ Securities - Analyst

Just wanted a little more clarity regarding the potential write-down at Aclara, if you're able to discuss it. Do you have a more specific reason for that, and also how many bidders are still in the running?

Kevin Maczka - BB&T Capital Markets - Analyst

Well we, as far as the bidders, we cannot really talk specifically about that, just because it is a competitive environment. What I would say around the potential write-down is this. As you know there's a number of factors from accounting perspective that has to go into evaluation of the asset value, and to include the potential value for Aclara, as well as potential performance of the business if it is retained.

And then this estimate was further complicated by the fact that Aclara's asset value increase pretty significantly in the fourth quarter. We want to make sure that we have that covered. So we made the decision to put a range out there.

There's some activity that we anticipate over the next couple of weeks, which will give us further clarity into the potential value there. By the time we file the 10-K, we of course have to put a point estimate in there, but we did not feel comfortable doing that today because of some additional information, intelligence that we will have over the next couple of weeks.

John Tanwintang - CJ Securities - Analyst

Concerning your outlook, your growth in EBIT projections by segment all seen pretty healthy. I see expected tax rate is 35%, but the EPS outlook is a little bit light of what we expected, even factoring the relocation expenses in there.

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That kind of leaves interest behind. So I am just wondering, what level expense do you expect to have there, and in of that assumes the impact of Aclara on your debt levels at all?

Gary Muenster - Esco Technologies Inc - VP & CFO

What you had to do, John, obviously when you're building there model there, is we have debt today. Obviously we anticipate covering that as a transaction when occurs, we will pay that off.

But for modeling purposes, we are just running out the interest expense consistent with last year. Obviously if you look at — when you see the results there, that is the assumption we made for our 2014.

So you can go in and stratify it. If we complete a transaction by 12/31, you can take a fourth of that number as the expense and three-fourths out of it. So it is a variable based on the time we anticipate.

So just for modeling purposes, there is an interest expense charge in there that will evaporate upon the transaction completing. So that is where you would see a little bit of cushion, if that is the right terminology, to hold your model together.

John Tanwintang - CJ Securities - Analyst

Okay, got it. Just one more On Crissair, when do you expect the bulk of that relocation expense to occur?

Gary Muenster - Esco Technologies Inc - VP & CFO

As Vic said, the issue really isn't the physical side, it's the permitting side because it is California, and our esteemed friends out there, you know how that all works. We will have a little bit of cost in the first quarter and when I say little, that would be less than $200,000.

And then we expect the permitting to be fully rationalized from the State probably January or February. So we will physically start moving in our second fiscal quarter. And the bulk of it will be in the third, and we should be fully up and running in the fourth.

So that is what I said by the end of the fiscal year, but I think it will be a little bit earlier than that. And we're using some outside help to help rationalize that, and relay out the facility to maximize what it looks like on the other side. We are real pleased with the way that is all coming together right now.

Operator

( Operator Instructions )

John Quealy, Canaccord Genuity.

John Quealy - Canaccord Genuity - Analyst

Vic, you talked a little bit about M&A, and obviously it sounds like you're very active taking a look at what is available. Can you characterize what you are seeing out there by segment?

You've talked before that you like the utility space, but obviously a different mix of business. Can you comment what multiples you — are looking for you guys, and what else is peaking your fancy here?

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Vic Richey - Esco Technologies Inc - Chairman & CEO

Well, again, as far in the utility space, I would say there are two areas we are looking at, and those would be things we could add directly to Doble, and there are some opportunities there. I would say primarily on the international side where we could accelerate the growth that we are looking for in the international market.

The other thing would be some adjacenies, and we have done some work there to understand Doble-like businesses in the utility space that we could acquire. There are a couple of specific things that we have looked at, that they are very interesting to us. I will tell you, we really want to make sure that we get this transaction done first before we spend — before we drastically go after acquisitions, but we are in the process now of understanding what is available and looking at some things.

On the Test side, as we talked before, there aren't quite as many opportunities there because they have such a large market share. And then on the Filtration side, we would love to do some more acquisitions like we have done recently. I think we are best served if we were able to identify privately-owned companies that do not go to the bid process because those assets get pretty expensive. We have had some success in doing that, and Sam Chapetta, the guy that runs that business for us, has been very active in cultivating some of those relationships so that when we're in a position to move forward on those aggressively, we will have those relationships cemented or worked so that we can have some success there.

John Quealy - Canaccord Genuity - Analyst

In terms of Filtration or other parts of the business from a restructuring or realignment standpoint, excluding any future M&A activity, are we pretty much done with realignment activities? Or do you think it is going to be an ongoing effort for you folks to potentially consolidate facilities, 2014, 2015, et cetera? How should we think about the bulk of the work being done there?

Vic Richey - Esco Technologies Inc - Chairman & CEO

I think that is really done. If you go to those facilities, I think you'd see some very full facilities, particularly at VACCO, and once we have this consolidated with Crissair and Canyon done, that's going to be a very full facility.

PTI is a very optimized facility as well. We made a very small acquisition there a couple — probably six months ago. We've moved all that machinery there. The facilities we have today are very unique and very supportive of the types of products that they make, and fortunately now they are all — almost fully utilized.

John Quealy - Canaccord Genuity - Analyst

Lastly, for the EMP opportunity, just from a secular driver, can you flesh that out a little for us? What particular aspects of that technology are you looking at, or what are the drivers (multiple speakers)?

Vic Richey - Esco Technologies Inc - Chairman & CEO

A couple things that really drive that. The success that we have had so far in the US are data centers. If you think about the fact that people are very worried about the integrity of the data, the opportunity to lose that data.

It has become very important. and we have now completed, or we have been awarded three pretty significant jobs in the US, and those have all been driven by data centers. We've also had some success in Asia, where there is a very large concern about some of the, I guess rogue nations over there, and we have gotten a couple — or one, I should say, so far, one large order, again for a data center.

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It looks like there is a lot of additional opportunities there as well, just because the threat's real there. It really is primarily about protecting data. We've done a lot of this historically in the embassies, but now it has become more of a concern for civilian organizations.

Operator

( Operator Instructions )

Vic Richey - Esco Technologies Inc - Chairman & CEO

I think that's all the questions. I appreciate everyone's interest, and we will be back with you as soon as we have more to report. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you all for participating. You may now disconnect.